Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements (Nos. 333-143232 and 333-143233) on Form S-8 of our report dated December 27, 2007, February 5, 2008 as to the effects of the restatement discussed in Note 12 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the restatement discussed in Note 12, (2) that accounting principles generally accepted in Japan vary in certain significant respects from accounting principles generally accepted in the United States of America as discussed in Note 12, and (3) the audit also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and such translation has been made in conformity with the basis stated in Note 1), relating to the consolidated financial statements of AIM SERVICES Co., Ltd. and subsidiaries appearing in the Annual Report on Form 10-K/A of ARAMARK Corporation and subsidiaries for the year ended September 28, 2007.

/s/ DELOITTE TOUCHE TOHMATSU

Tokyo, Japan

February 5, 2008